Exhibit 3.126

STATE OF CALIFORNIA

DEPARTMENT OF STATE

To all whom these presents shall come, Greetings:

I, FRANK M. JORDAN, *Secretary of State of the State of California, hereby certify:*

That the annexed transcript has been compared with the RECORD on file in my office, of which it purports to be a copy, and that the same is full, true and correct.

In testimony whereof, *I,* **FRANK M. JORDAN,** *Secretary of State, have hereunto caused the Great Seal of the State of California to be affixed and my name subscribed, at the City of Sacramento, in the State of California,*

this JUN 29 1960

Secretary of State

By

Assistant Secretary of State

STATE OF CALIFORNIA	)
	)	SS.
CITY AND COUNTY OF SAN FRANCISCO	)
     W. H. EASLEY and CLYDE C. SHERWOOD being first duly sworn each for himself deposes and says:
     That W. H. EASLEY is and was at all of the times mentioned in the foregoing Certificate of Amendment the President of SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO, the California Corporation herein mentioned and CLYDE C. SHERWOOD is and was at all of said times the Secretary of said corporation; that each has read said Certificate and that the statements therein made are true of his own knowledge and that the signatures purporting to be the signatures of said President and Secretary thereto are the genuine signatures of the President and Secretary respectively.

/s/ W. H. EASLEY
W. H. EASLEY

/s/ CLYDE C. SHERWOOD
CLYDE C. SHERWOOD

Subscribed and sworn to before me
this 4th day of April, 1960.

/s/ ROSE A. SANDONA ROSE A. SANDONA
NOTARY PUBLIC in and for the
City and County of San Francisco,
State of California.
Commission expires August 12, 1963

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF
SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO
A California Corporation
     The undersigned, W. H. EASLEY and CLYDE C. SHERWOOD, do hereby certify that they are respectively and have been at all times herein mentioned the duly elected and acting President and Secretary of SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO, a California Corporation, and further that.
     1. At a special meeting of the Board of Directors of said corporation duly held at its principal office for the transaction of business at San Francisco, California, at 2:00 O’clock P.M. on the 30th day of March, 1960, at which meeting there was at all times present and acting a quorum of the members of said Board , the following resolution was duly adopted:
     RESOLVED, that Article IV of the Articles of Incorporation of this Corporation be amended to read as follows:
IV.
A. This corporation is authorized to issue two classes of shares of stock, to be designated respectively “Preferred” and “Common”; the total number of shares which this Corporation shall have authority to issue is 20,000, and the aggregate par value of all shares that are to have a par value shall be Two Million Dollars ($2,000,000.00); and
     (a) The number of Preferred shares that are to have a par value shall be 10,000 and the par value of each share of such class shall be One Hundred Dollars ($100.00), and
     (b) The number of Common shares that are to have a par value shall be 10,000 and the par value of each share of such class shall be One Hundred Dollars ($100.00).
     (c) The 45,000 shares of $1.00 par stock now issued and outstanding will be classified as, and converted into, new shares by converting each four and one-half shares of the $1.00 par stock into one share of new Preferred and one share of new Common.
B. 1. The Board of Directors may (but is not required to) declare dividends on the Preferred shares from any funds legally available for the declaration of dividends. No dividends shall be declared or paid upon or set apart for the Common shares until dividends equal to SIX DOLLARS ($6.00) per Preferred shares per annum from the date of issuance of the respective Preferred shares shall have been fully paid, or declared and set apart for payment.
     2. The holders of Common shares, after the full preferential dividends provided for in Paragraph B 1, to the amount of SIX

DOLLARS ($6.00) per annum upon each outstanding Preferred share shall have been paid, or declared and set apart for payment, shall be entitled to receive in any fiscal year out of any funds of the corporation legally available for the declaration of dividends, dividends when and as declared by the Board of Directors at the rate of SIX DOLLARS ($6.00) per share for such fiscal year, or at such lesser rate as the Board of Directors may determine, payable at such intervals as the Board of Directors may from time to time determine. The right of the holders of Common shares to receive such dividends shall not be cumulative and no rights shall accrue to holders thereof by reason of the fact that dividends on Common shares are not paid or declared or set apart for payment in or for any prior years.
     3. After all preferential dividends on the Preferred shares, as provided herein, have been paid or declared and set apart for payment, and the dividends on the Common shares, at the rate of SIX DOLLARS ($6.00) per share as provided herein, have been paid or declared and set apart for payment in any fiscal year, if the Board of Directors shall elect to make further distributions of dividends, such dividends shall be made to all shares, Preferred and Common alike.
     4. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, of this corporation, before any amount shall be paid to the holders of Common shares, the holders of the Preferred shares shall be entitled to receive out of the assets of this Corporation, whether such assets are capital or surplus, an amount equal to the par value of the Preferred shares and any unpaid preferential dividends thereon at the rate of SIX DOLLARS ($6.00) per share, per annum from the date of issuance of said shares, and, after payment to the holders of the Common shares of an amount equal to ONE HUNDRED DOLLARS ($100.00) per share the remaining assets and funds of this Corporation shall be distributed in like amounts per share to the holders of the Preferred shares and the holders of the Common shares. So long as any of the Preferred shares shall be outstanding this Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least two-thirds of the total number of Preferred shares outstanding.
     (a) alter or change the rights, preferences or privileges of the Preferred shares so as to materially, adversely, affect the Preferred shares; or
     (b) increase the authorized number of Preferred shares; or
     (c) create any new class of shares having preferences over, or being on a parity with, the Preferred shares as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sales and finances thereof are, to be used for the retirement of all Preferred shares then outstanding; or

     (d) Purchase any Common shares.
          5. The holders of Common shares issued and outstanding except where otherwise provided by law or by these articles, shall have and possess the exclusive right to notice of shareholders’ meetings and the exclusive voting rights and powers, and the holders of the Preferred shares shall not be entitled to any notice of shareholders’ meetings, or to vote upon the election of directors, or upon any questions affecting the management or affairs of this corporation, except where such notice or vote is required by law or by these Articles of Incorporation.
C. Restriction on Transfer of Shares. Before there can be a valid sale or transfer of any of the shares of this Corporation by the holders thereof, the holder of the shares to be sold or transferred shall first give notice in writing to the secretary of this Corporation of his intention to sell or transfer such shares. Said notice shall specify the number of shares to be sold or transferred, the price per share, and the terms upon which such holder intends to make such sale or transfer. The secretary shall, within five (5) days thereafter, mail or deliver a copy of said notice to each of the other shareholders of record of this Corporation. Such notice may be delivered to such shareholders personally, or may be mailed to the last known addresses of such shareholders, as the same may appear on the books of this Corporation. Within thirty (30) days after the mailing or delivering of said notices to such shareholders, any such shareholder, or shareholders, desiring to acquire any part or all of the shares referred to in said notice shall deliver by mail or otherwise to the secretary of this Corporation a written offer, or offers, to purchase a specified number, or numbers, of such shares at the price and upon the terms stated in said notice.
          If the total number of shares specified in such offers exceeds the number of shares referred to in said notice, each offering shareholder shall be entitled to purchase such proportion of the shares referred to in said notice to the secretary, as the number of shares of this Corporation, which he holds, bears to the total number of shares held by all such shareholders desiring to purchase the shares referred to in said notice to the secretary.
          If all of the shares referred to in said notice to the secretary are not disposed of under such apportionment, each shareholder desiring to purchase shares in a number in excess of his proportionate share, as provided above, shall be entitled to purchase such proportion of those shares which remain thus undisposed of, as the total number of shares which he holds bears to the total number of shares held by all of the shareholders desiring to purchase shares in excess of those to which they are entitled under such apportionment.

     If none, or only a part, of the shares referred to in said notice to the secretary is purchased, as aforesaid, in accordance with offers made within said thirty (30) day period the shareholders desiring to sell or transfer may dispose of all shares of stock referred to in said notice to the secretary not so purchased by the other shareholders, to any person or persons he may so desire; provided, however, that he shall not sell or transfer such shares at a lower price or on terms more favorable to the purchaser or transferee than those specified in said notice to the secretary.
     Any sale or transfer, or purported sale or transfer, of the shares of said Corporation shall be null and void unless the terms and conditions and provisions of this Article IV Care strictly observed and followed.
D. This corporation, at the option of the board of directors may redeem the whole or from time to time may redeem any part of the Preferred shares on any dividend date by paying in cash therefor ONE HUNDRED DOLLARS ($100.00) per share and, in addition to the aforementioned amount, an amount in cash equal to all dividends on Preferred shares unpaid and accumulated as provided in (B) of this Article IV, whether earned or declared or not, to and including the date fixed for redemption, such sum being hereinafter sometimes referred to as the redemption price. In case of the redemption of a part only of the outstanding preferred shares, this corporation shall designate by lot, in such manner as the board of directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Less than all of the Preferred shares at any time outstanding may not be redeemed until all dividends accrued and in arrears upon all Preferred shares outstanding shall have been paid for all past dividend periods, and until full dividends for the then current dividend period on all Preferred shares then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least thirty (30) days previous notice by mail, postage prepaid, shall be given to the holders of record of the Preferred shares to be redeemed, such notice to be addressed to each such shareholder at his postoffice address as shown by the records of this corporation. On or after the date fixed for redemption and stated in such notice, each holder or Preferred shares called for redemption shall surrender his certificate evidencing such shares to this corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any Preferred shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall forthwith after such date cease and determine, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor.
     If, on or prior to any date fixed for redemption of Preferred shares, this corporation deposits with any bank or trust company in the City of San Francisco, State of California, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof if such notice shall not previously have been given by this corporation, or to complete the giving of such notice if theretofore commenced, and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares so called shall be deemed to be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall be deemed to constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have not rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor.
     2. At a Special Meeting of the shareholders of said corporation duly held at its principal office at 1590 Yosemite Street, San Francisco, California, at 2:30 o’clock P.M. on the 30th day of March, 1960, at which meeting there was at all times present and acting as a quorum all of the owners of all of the outstanding shares of this corporation, a resolution was unanimously adopted identical in form to the Directors’ Resolution which is hereinabove set forth in full, that all of the outstanding shares of the corporation, to-wit, FORTY FIVE THOUSAND (45,000) shares, were entitled to vote upon the adoption of the said resolution and all of said shares did vote in favor of the adoption of said resolution.

     IN WITNESS WHEREOF the undersigned have executed this Certificate of Amendment this 30th day of March, 1960.

/s/ W. H. EASLEY
W. H. EASLEY, President of
SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO

/s/ CLYDE C. SHERWOOD
CLYDE C. SHERWOOD, Secretary of
SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO